Exhibit 12.1

CELANESE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED DIVIDENDS (UNAUDITED)

	Predecessor									Successor
	Year Ended December 31,							Three Months Ended March 31, 2004		Nine Months Ended December 31, 2004
	2000		2001	2002		2003
	(in $ millions, except ratio of earnings to combined fixed charges)
Earnings:
Earnings (loss) from continuing operations before tax and minority interest	$184		$(424)	$180		$196		$72		$(174)
Less:
Equity in net earnings of affiliates	(18)		(12)	(21)		(35)		(12)		(36)
Plus:
Income distributions from equity investments	12		19	61		23		15		22
Amortization of capitalized interest	9		9	10		14		2		6
Total fixed charges	103		104	89		85		16		332
Total earnings as defined before combined fixed charges	$290		$(304)	$319		$283		$93		$150
Fixed charges:
Interest expense	$68		$72	$55		$49		$6		$300
Capitalized interest	12		4	6		3		3		4
Estimated interest portion of rent expense(1)	23		28	28		33		7		21
Preferred stock dividends	—		—	—		—		—		—
Guaranteed payment to minority shareholders	—		—	—		—		—		7
Total combined fixed charges	$103		$104	$89		$85		$16		$332
Ratio of earnings to combined fixed charges(2)	2.8	x	—	3.6	x	3.3	x	5.8	x	0.5	x

(1)	The estimated interest portion of rental expense is based on the amount of rental expense including discontinued operations for 2000 and excluding discontinued operations for subsequent periods.

(2)	Earnings were insufficient to cover combined fixed charges by $408 million for the year ended December 31, 2001 and $182 million for the nine months ended December 31, 2004.

CELANESE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERRED DIVIDENDS (UNAUDITED)

	Successor						Predecessor
	Six Months Ended June 30, 2005		Three Months Ended June 30, 2005		Three Months Ended June 30,2004		Three Months Ended March 31, 2004
Earnings:
Earnings (loss) from continuing operations before tax and minority interest	146		123		(104)		72
Less:
Equity in net earnings of affiliates	(27)		(12)		(18)		(12)
Plus :
Income distributions from equity investments	46		10		6		15
Amortization of capitalized interest	3		1		2		2
Total fixed charges	277		84		137		16
Total earnings as defined before combined fixed charges	445		206		23		93
Fixed charges:
Interest expense	244		68		130		6
Capitalized interest	2		1		1		3
Estimated interest portion of rent expense	12		6		6		7
Cumulative undeclared and declared preferred stock dividends	4		2		—		—
Guaranteed payment to minority shareholders	15		7		—		—
Total combined fixed charges	277		84		137		16
Ratio of earnings to combined fixed charges(1)	1.6	x	2.5	x	0.2	x	5.8	x

(1)	Earnings were insufficient to cover combined fixed charges by $114 million for the three months ended June 30, 2004.